Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of KLX Energy Services Holdings, Inc. of our report dated March 5, 2020 relating to the financial statements of Quintana Energy Services Inc., which appears in KLX Energy Services Holdings, Inc.'s Current Report on Form 8-K dated July 28, 2020.

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 16, 2021